Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.656.1307

November 10, 2022

Viveon Health Acquisition Corp.

Gibson, Deal & Fletcher, PC

Spalding Exchange

3953 Holcomb Bridge Road

Suite 200

Norcross, GA 30092

Re:	Registration Statement of Viveon Health Acquisition Corp.

Ladies and Gentlemen:

We have acted as special counsel to Viveon Health Acquisition Corp. (“VHAQ”), a Delaware corporation, in connection with the preparation of a registration statement on Form S-4, File No. 333-266123 (the “Registration Statement”), filed by VHAQ with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the offer and sale to the security holders of Suneva Medical, Inc., a Delaware corporation (“Suneva”), in a business combination transaction (the “Business Combination”) pursuant to that certain agreement and plan of merger, dated as of January 12, 2022, (the “Merger Agreement”), by and among Suneva, VHAQ, and Viveon Health Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of VHAQ (“Merger Sub”) of up to (i) 36,594,010 shares (the “VHAQ Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of VHAQ, to be issued to security holders of Suneva, inclusive of 12,000,000 shares of Common Stock issuable pursuant to certain earn-out triggers described in the proxy statement/prospectus constituting part of the Registration Statement, and (ii) 664,198 shares (the “Option Shares”) of Common Stock underlying the Suneva stock options converted in the Business Combination into options to purchase Common Stock (the “Options”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of VHAQ.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Viveon Health Acquisition Corp. November 10, 2022 Page 2

We are of the opinion that, (a) upon issuance in the Business Combination (as defined in the Registration Statement), the VHAQ Shares will be validly issued, fully paid and non-assessable, and (b) upon issuance in connection with the exercise of Options in accordance with the terms thereof, the Option Shares will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP